Exhibit 10.1

Execution Version

PUBLISHED DEAL CUSIP NO.  11134NAS4
PUBLISHED TERM A-2 FACILITY CUSIP NO.  11134NAT2
PUBLISHED TERM A-3 FACILITY CUSIP NO.  11134NAU9
PUBLISHED TERM A-5 FACILITY CUSIP NO.  11134NAV7

CREDIT AGREEMENT

Dated as of August 15, 2023

among

BROADCOM INC.,
as
the Borrower,

The Guarantors From Time to Time Party Hereto,

Bank of America, N.A.,
as Administrative Agent,
and

The Other Lenders Party Hereto,
and

Barclays Bank PLC
and
Citibank, N.A.,
as
Co-Syndication Agents,
and

BofA Securities, Inc.,
Barclays Bank PLC,
BNP Paribas Securities Corp.,
Citibank, N.A.,
HSBC Securities (USA) Inc.,
TD Securities (USA) LLC
and
Wells Fargo Securities, LLC,
as
Joint Lead Arrangers and Joint Bookrunners
and

BNP Paribas Securities Corp.,
HSBC Securities (USA) Inc.,
TD Securities (USA) LLC
and
Wells Fargo Bank, National Association,
 as
Co-Documentation Agents,
and

The Bank of Nova Scotia,
BBVA Securities Inc.,
Commerzbank AG, New York Branch,
Mizuho Bank, Ltd.,
MUFG Bank, Ltd.,
PNC Capital Markets LLC,
RBC Capital Markets, LLC1
Banco Santander, S.A., New York branch,
Sumitomo Mitsui Banking Corporation,
Truist Securities, Inc.,
Canadian Imperial Bank of Commerce, New York Branch,
Deutsche Bank Securities Inc.,
ING Bank N.V., Dublin Branch
and
Certain Other Institutions Identified Herein,
as
Senior Managing Agents

1 RBC Capital Markets, LLC is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

5.04	Binding Effect	66
5.05	Financial Statements; No Material Adverse Effect	66
5.06	Litigation	67
5.07	Taxes	67
5.08	ERISA Compliance	67
5.09	Margin Regulations; Investment Company Act	68
5.10	Compliance with Laws	68
5.11	Sanctions; Anti-Corruption Laws.	68
5.12	Disclosure	69
5.13	Solvency	69
ARTICLE VI. AFFIRMATIVE COVENANTS		69
6.01	Financial Statements	69
6.02	Certificates; Other Information	71
6.03	Notices	72
6.04	Payment of Taxes	72
6.05	Preservation of Existence, Etc	72
6.06	Compliance with Laws	72
6.07	Books and Records	73
6.08	Use of Proceeds	73
6.09	Inspection Rights	73
ARTICLE VII. NEGATIVE COVENANTS		73
7.01	Liens	73
7.02	Fundamental Changes	75
7.03	Consolidated Interest Coverage Ratio	75
7.04	Use of Proceeds	75
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		76
8.01	Events of Default	76
8.02	Remedies Upon Event of Default	78
8.03	Application of Funds	79
ARTICLE IX. ADMINISTRATIVE AGENT		79
9.01	Appointment and Authority	79
9.02	Rights as a Lender	80
9.03	Exculpatory Provisions	80
9.04	Reliance by Administrative Agent	81
9.05	Delegation of Duties	81
9.06	Resignation of Administrative Agent	82
9.07	Non-Reliance on Administrative Agent, Arrangers, Bookrunners, and Other Lenders	83
9.08	No Other Duties, Etc	84
9.09	Administrative Agent May File Proofs of Claim	84
9.10	Recovery of Erroneous Payments	85
ARTICLE X. MISCELLANEOUS		85
10.01	Amendments, Etc	85
10.02	Notices; Effectiveness; Electronic Communication	87
10.03	No Waiver; Cumulative Remedies; Enforcement	89

10.04	Expenses; Indemnity; Damage Waiver	89
10.05	Payments Set Aside	92
10.06	Successors and Assigns	92
10.07	Treatment of Certain Information; Confidentiality	100
10.08	Right of Setoff	101
10.09	Interest Rate Limitation	101
10.10	Counterparts; Integration; Effectiveness	101
10.11	Survival of Representations and Warranties	102
10.12	Severability	102
10.13	Replacement of Lenders	102
10.14	Governing Law; Jurisdiction; Etc	103
10.15	Waiver of Jury Trial	104
10.16	No Advisory or Fiduciary Responsibility	105
10.17	Electronic Execution of Assignments and Certain Other Documents	105
10.18	USA PATRIOT Act	106
10.19	Judgment Currency	106
10.20	ENTIRE AGREEMENT	107
10.21	Lender ERISA Representation	107
10.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	108
ARTICLE XI. GUARANTEE		109
11.01	Guarantors	109
11.02	Guarantee	109
11.03	Guaranty Absolute	109
11.04	Waivers	110
11.05	Continuing Guaranty	111
11.06	Release of Guarantors.	111

SCHEDULES

2.01	Commitments
7.01	Existing Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Solvency Certificate
C	Form of Note
D-1	Form of Assignment and Assumption
D-2	Form of Affiliated Lender Assignment and Assumption
E-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
E-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
F	Form of Administrative Questionnaire
G	Form of Notice of Loan Prepayment

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 15, 2023, among Broadcom Inc., a Delaware corporation (the “Borrower”), each Guarantor from time to time party hereto (if any), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., as Administrative Agent.

WHEREAS, the Borrower has requested (a) the Term A-2 Lenders to extend Term Loans in the form of $10,695,312,500 aggregate principal amount of Term A-2 Loans, (b) the Term A-3 Lenders to extend Term Loans in the form of $10,695,312,500 aggregate principal amount of Term A-3 Loans and (c) the Term A-5 Lenders to extend Term Loans in the form of $7,000,000,000 aggregate principal amount of Term A-5 Loans.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01     Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lenders” has the meaning specified in Section 2.16(a).

“Acquisition” means the acquisition of the Target pursuant to the Merger Agreement.

“Acquisition Signing Date” means May 26, 2022.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Facility” has the meaning specified in Section 2.16(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means an Affiliated Lender that is a bona fide debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and the investment decisions of which are not controlled, directly or indirectly, by the Borrower or any Subsidiary thereof or by the private equity business of any Affiliate of the Borrower.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrower (other than any of the Subsidiaries) at such time.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 10.06(f)(iii).

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Anti-Corruption Laws” has the meaning specified in Section 5.11(b).

“Applicable Commitment Percentage” means, collectively or individually as context requires (a) in respect of the Term A-2 Facility, with respect to any Term A-2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-2 Commitments represented by the principal amount of such Term A-2 Lender’s Term A-2 Commitment at such time, subject to adjustment as provided in Section 2.15, (b) in respect of the Term A-3 Facility, with respect to any Term A-3 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-3 Commitments represented by the principal amount of such Term A-3 Lender’s Term A-3 Commitment at such time, subject to adjustment as provided in Section 2.15 and (c) in respect of the Term A-5 Facility, with respect to any Term A-5 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-5 Commitments represented by the principal amount of such Term A-5 Lender’s Term A-5 Commitment at such time, subject to adjustment as provided in Section 2.15.  The initial Applicable Commitment Percentage of each Lender with respect to each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Loan Percentage” means, collectively or individually as context requires (a) in respect of the Term A-2 Facility, with respect to any Term A-2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-2 Loans represented by the principal amount of such Term A-2 Lender’s Term A-2 Loans at such time, (b) in respect of the Term A-3 Facility, with respect to any Term A-3 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-3 Loans represented by the principal amount of such Term A-3 Lender’s Term A-3 Loans at such time and (c) in respect of the Term A-5 Facility, with respect to any Term A-5 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-5 Loans represented by the principal amount of such Term A-5 Lender’s Term A-5 Loans at such time.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Ratings as set forth below:

Pricing Level	Debt Ratings S&P /Moody’s /Fitch	Term A-2 Facility		Term A-3 Facility		Term A-5 Facility
		Term SOFR Rate	Base Rate	Term SOFR Rate	Base Rate	Term SOFR Rate	Base Rate
1	≥ A-/A3/A-	0.750%	0.000%	0.875%	0.000%	1.000%	0.000%
2	BBB+ /Baa1 /BBB+	0.875%	0.000%	1.000%	0.000%	1.125%	0.125%
3	BBB /Baa2 /BBB	1.000%	0.000%	1.125%	0.125%	1.375%	0.375%
4	BBB-/Baa3 /BBB-	1.125%	0.125%	1.250%	0.250%	1.625%	0.625%
5	≤ BB+ /Ba1/BB+	1.250%	0.250%	1.375%	0.375%	1.750%	0.750%

As used in this definition, “Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch, as applicable, of the Borrower’s non-credit-enhanced, senior unsecured long-term debt, or, if no such rating exists for such Rating Agency on such date of determination, the corporate rating of the Borrower.

For purposes of the foregoing, (a) in the event that Debt Ratings are provided by each of Moody’s, Fitch and S&P, and such Debt Ratings fall within different pricing levels (i) if any two Debt Ratings are at the same pricing level, the Applicable Rate shall be based upon such pricing level and (ii) if no two Debt Ratings are at the same pricing level, the Applicable Rate shall be based upon the pricing level which is in the middle of the distribution of the three Debt Ratings, (b) in the event that Debt Ratings are provided by any two of Moody’s, Fitch and S&P, (i) if such Debt Ratings fall within the same pricing level, the Applicable Rate shall be based upon such pricing level, and (ii) if such Debt Ratings fall within different pricing levels, the Applicable Rate shall be based on the higher of the two levels unless one of the two Debt Ratings is two or more pricing levels lower than the other, in which case the Applicable Rate shall be determined by reference to the pricing level immediately below the pricing level of the higher of the two Debt Ratings, and (c) in the event that a Debt Rating is provided only by one of Moody’s, Fitch and S&P, the Applicable Rate shall be based on such pricing level.

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender (or any Affiliate of such entity).

“Arrangers” means each institution listed as a joint lead arranger on the cover hereto, each in their capacity as joint lead arrangers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or Exhibit D-2, as applicable, or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on January 1, 2018, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on January 1, 2018 if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means (i) audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as of the end of, and related statements of operations and cash flows of the Borrower and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Funding Date and (ii) audited consolidated balance sheets for the Target as of the end of, and related consolidated statements of income and cash flows for the Target for, the most recently completed fiscal year ended at least 90 days prior to the Funding Date; provided that the filing with the SEC of such Exchange Act reports or filings containing such financial statements by the Borrower and Target with respect to the relevant period shall satisfy the foregoing requirements.  The Arrangers hereby acknowledge receipt of the audited financial statements required pursuant to clause (i) of this definition, for the 2020, 2021 and 2022 fiscal years and, pursuant to clause (ii) of this definition, for the 2023 fiscal year.

“Bail-In Action” means, as to any Affected Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of such Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) Term SOFR plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means:

(a) with respect to a corporation or exempted company, the board of directors of the corporation or exempted company or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the manager, managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Bookrunner” means each institution listed as a joint bookrunner on the cover hereto, each in their capacity as joint bookrunner.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type under the same Facility made, converted or continued on the same date and, in the case of Term SOFR Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located.

“CA Acquisition” means the acquisition of CA, Inc. and its subsidiaries pursuant to the Agreement and Plan of Merger, dated as of July 11, 2018, among the Borrower, Collie Acquisition Corp. and CA, Inc.

“CA Transaction Costs” has the meaning specified in the definition of “CA Transactions”.

“CA Transactions” means, collectively, (a) the CA Acquisition, (b) the funding of the loans on November 5, 2018 and the consummation of the other transactions contemplated by the November 2018 Credit Agreement, (c) the repayment or refinancing of all principal, accrued and unpaid interest, and fees outstanding on November 5, 2018, and the termination of all outstanding commitments, under CA, Inc.’s (i) Amended and Restated Credit Agreement dated June 27, 2017 among CA, Inc., the other parties from time to time party thereto, and Citibank, N.A., as administrative agent, and (ii) Amended and Restated Term Loan Agreement dated April 20, 2018 among CA, Inc., the other parties from time to time party thereto, and Bank of America, N.A., as administrative agent, (d) the consummation of any other transactions in connection with the foregoing, including the repayment or refinancing of certain other indebtedness of the Borrower or its Subsidiaries and/or CA, Inc. or its subsidiaries as permitted by the November 2018 Credit Agreement and (e) the payment of the fees and expenses incurred in connection with any of the foregoing (the “CA Transaction Costs”).

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, as in effect on January 1, 2018, recorded as capitalized leases.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Subsidiaries.

“Certain Funds Period” has the meaning set forth in Section 4.03.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and the Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 3.04.

“Change of Control” means the occurrence of any of the following:

(a)  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Borrower and the assets of its Subsidiaries taken as a whole to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to the Borrower or its Subsidiaries); or

(b)  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are defined in Section 13(d)(3) of the Exchange Act) other than (i) the Borrower or one of its Subsidiaries or (ii) any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Borrower’s Voting Stock or other Voting Stock into which its Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

Notwithstanding the foregoing or any provision of Section 13d-3 of the Exchange Act, (i) a transaction will not be deemed to involve a Change of Control pursuant to clauses (a) or (b) above solely because the Borrower becomes a direct or indirect wholly-owned subsidiary of another Person if immediately following that transaction no Person or group (other than a Person satisfying the requirements of this sentence and its subsidiaries) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares, (ii) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of a Person (the “Subject Person”) held by a parent of such Subject Person unless it owns more than 50% of the Voting Stock of such parent, measured by voting power rather than number of shares.

“CME” means CME Group Benchmark Administration Limited.

“Co-Documentation Agents” means each institution listed as a co-documentation agent on the cover hereto, each in their capacity as co-documentation agents.

“Co-Syndication Agents” means Barclays Bank PLC and Citibank, N.A., each in their capacity as co-syndication agents.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment” means a Term A-2 Commitment, a Term A-3 Commitment or a Term A-5 Commitment, as the context may require.

“Commitment Letter” means that certain Amended and Restated Commitment Letter, dated as of June 22, 2022, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among the Borrower and the other parties party thereto.

“Commitments Termination Date” means the earliest of (A) 11:59:59 p.m. on the date that is five (5) business days after the later of (x) the Outside Date (as defined in the Merger Agreement as in effect on the Acquisition Signing Date) and (y) in the event the Borrower shall have made the election contemplated by and in accordance with Section 2.2 of the Merger Agreement (as in effect on the Acquisition Signing Date), the date by which the Acquisition is required to occur pursuant to Section 2.2 of the Merger Agreement (as in effect on the Acquisition Signing Date) after giving effect to such election, (B) the date of consummation of the Acquisition without the funding of any Loans, (C) the date of the termination of the Merger Agreement by the Borrower in a signed writing in accordance with its terms and (D) the termination of the Commitments in full pursuant to Section 2.06.

“Communication” has the meaning specified in Section 10.17.

“Competitor” has the meaning specified in Section 10.06(b)(vi).

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent reasonably determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)          without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(ii)           provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations,

(iii)          depreciation and amortization (including amortization of Capitalized Software Expenditures and amortization of deferred financing fees or costs),

(iv)          other non-cash charges and/or losses (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges and/or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v)         the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,

(vi)          the amount of payments made to option holders, stock holders or restricted stock unit holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution,

(vii)       losses or discounts on sales of receivables and related assets in connection with any receivables financings (provided, in each case, that if there are any collections in respect of such losses or discounts in any future period, the collections in respect thereof shall be subtracted from Consolidated EBITDA),

(viii)     any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

(ix)          Transaction Costs and Prior Transaction Costs (including any charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower, the Target, CA, Inc. or any of their respective direct or indirect parents in connection with any of the foregoing),

(x)           any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities), and

(xi)        any non-cash expense or costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

plus

(b)          without duplication and to the extent not included in arriving at such Consolidated Net Income, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any other Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Borrower or any of the Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Borrower) (i) with respect to the Transactions, on or prior to the date that is 24 months after the Funding Date (including actions initiated prior to the Funding Date) and (ii) with respect to any other Specified Transaction, any restructuring, cost saving initiative or other initiative, within 24 months after such Specified Transaction, restructuring, cost saving initiative or other initiative (including actions initiated prior to the consummation thereof) (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably quantifiable and factually supportable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken), and (C) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to the Borrower or any of the Subsidiaries in any period shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for such period, in each case, at any date of determination, for the most recently completed of four consecutive fiscal quarters ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 6.01(a) or Section 6.01(b) (without giving effect to any adjustments pursuant to this clause (b)), less

(c)          without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)          non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii)         the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all cash interest expense of the Borrower and the Subsidiaries with respect to all outstanding Indebtedness thereof described in clause (a) of the definition of Indebtedness or attributable to Capital Leases (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements), net of cash interest income of the Borrower and the Subsidiaries, in each case determined in accordance with GAAP, plus (b) non-cash interest expense resulting solely from the amortization of original issue discount from the issuance of Indebtedness of the Borrower and the Subsidiaries (excluding Indebtedness borrowed in connection with the Transactions or the Prior Transactions (and any refinancing thereof)) at less than par, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than specifically referred to in clause (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any receivables financing, (v) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions, the Prior Transactions or any other investment, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued, prepaid, redeemed or otherwise retired in connection with the Transactions or the Prior Transactions, (viii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities not constituting Indebtedness, and (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.  There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries), as a result of the Transactions, any acquisition consummated prior to, or after, the Funding Date or the amortization or write-off of any amounts thereof; provided that the following shall not be taken into account when calculating Consolidated Net Income for any period, without duplication:

(I)  the net income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) by such Person to the Borrower or a Subsidiary during such period,

(II)  accruals, reserves and charges that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(III)  extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost saving initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost saving initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions prior to or after the Funding Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting or retention costs, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof),

(IV)  the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(V) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(VI)  any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Borrower or any Subsidiary in respect of such investment),

(VII)  any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations only when and to the extent such operations are actually disposed of),

(VIII)  any non-cash gain (loss) attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark-to-market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(IX)  any non-cash gain (loss) related to currency remeasurements of Indebtedness, the net loss or gain resulting from hedging agreements for currency exchange risk, revaluations of intercompany balances and other balance sheet items, and

(X)  any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration, obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Funding Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Daily Simple SOFR” with respect to any applicable determination date means a rate per annum equal to SOFR for such date as published on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” has the meaning specified in the definition of “Applicable Rate”.

“Debtor Relief Laws” means Title 11, U.S. Code or any similar federal, foreign or state law for the relief of debtors.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Term A-2 Loans, Term A-3 Loans or Term A-5 Loans, as applicable, that are Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to Term A-2 Loans, Term A-3 Loans or Term A-5 Loans, as applicable, that are Term SOFR Loans, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent, as applicable, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) and (d) has, or has a direct or indirect parent company that has, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent in consultation with the Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d)  above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (which as of the Effective Date are Cuba, Iran, North Korea, Syria, Venezuela and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-Ukrainian government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

“disposition” or “dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” has the meaning specified in Section 10.06(b)(vi).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 10.01).

“Electronic Copy” has the meaning specified in Section 10.17.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iv) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iv)).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person (other than, prior to the date of conversion, Indebtedness that is convertible into Equity Interests) or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate any Pension Plan or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time (with respect to the definition of “Change of Control” only, as in effect on January 1, 2018).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (or, to the extent such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date on which such Lender acquires its interest in such Loan), other than pursuant to an assignment request by the Borrower under Section 3.06(b) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed under FATCA.  For purposes of clause (b)(i) of this definition, a participation acquired pursuant to Section 2.13 shall be treated as having been acquired on the earliest date(s) on which the applicable Lender acquired the applicable interests in the Commitments or Loans to which such participation relates.

“Facility” means the Term A-2 Facility, the Term A-3 Facility or the Term A-5 Facility, as the context may require.  The term “Facility” shall include any new classes of term loans having different terms and conditions than an existing Facility implemented pursuant to a Permitted Amendment or an Incremental Facility Amendment.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.  Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above), and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Administrative Agency Fee Letter, dated as of the date hereof, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among the Borrower and the Administrative Agent.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, director of treasury, controller or other similar officer of such Person or, in the absence of the foregoing, a director, manager or similar officer of such Person.

“Fitch” means Fitch Ratings, a business segment of Fitch Group, Inc. and its successors.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the first date on which all of the conditions precedent in Section 4.02 are satisfied (or waived in accordance with Section 10.01).

“Funding Conditions” has the meaning specified in Section 4.02.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer of the Borrower.  The term “guarantee” as a verb has a corresponding meaning.

“Guarantee” has the meaning specified in Section 11.02.

“Guaranteed Obligations” has the meaning specified in Section 11.02.

“Guarantors” means any Subsidiary that becomes a Guarantor at the election of the Borrower pursuant to Section 11.01; provided that upon the release or discharge of any Subsidiary from its Guarantee in accordance with the terms of this Agreement, such Person shall cease to be a Guarantor.  As of the Effective Date, there are no Guarantors.

“Increase Effective Date” has the meaning specified in Section 2.17(d).

“Incremental Arranger” has the meaning specified in Section 2.17(b).

“Incremental Facility Amendment” has the meaning specified in Section 2.17(f).

“Incremental Term Loans” has the meaning specified in Section 2.17(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under any Swap Contract;

(d)         all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business, (ii) monetary obligations arising under supply or consignment agreements, in each case of clause (i) and this clause (ii), not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained and (iii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable);

(e)         indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            Capital Leases and Synthetic Lease Obligations; and

(g)            all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.  For all purposes hereof, the Indebtedness of the Borrower and the Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.  Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date with respect to such Loan; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the fifteenth day of each March, June, September and December and the applicable Maturity Date with respect to such Loan.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is six months or less requested by the Borrower and consented to by all the applicable Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(i)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)          any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)       no Interest Period shall extend beyond the latest Maturity Date then in effect with respect to the applicable Facility.

“IRS” means the United States Internal Revenue Service.

“January 2021 Credit Agreement” means the Credit Agreement, dated as of January 19, 2021 (as amended by that certain Amendment No. 1, dated as of April 18, 2023), among the Borrower, Bank of America, N.A., as administrative agent, and the other parties thereto.

“Joinder Date” has the meaning specified in Section 2.01(b).

“Joinder Increase” has the meaning specified in Section 2.01(b).

“Joinder Lender” has the meaning specified in Section 2.01(b).

“Judgment Currency” has the meaning specified in Section 10.19.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Term A-2 Lenders, the Term A-3 Lenders and the Term A-5 Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and the Subsidiaries taken as a whole, as of the Funding Date (after giving effect to the consummation of any Transactions to be consummated on such date), determined in accordance with GAAP consistently applied.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means the Term A-2 Loans, the Term A-3 Loans, the Term A-5 Loans and any other extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means this Agreement and each Note.

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.16.

“Loan Modification Offer” has the meaning specified in Section 2.16(a).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means the Borrower and the Guarantors.  As of the Effective Date, the Borrower is the only Loan Party.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition of the Borrower and the Subsidiaries, taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Maturity Date” means (a) with respect to the Term A-2 Loans, the Term A-2 Loans Maturity Date, (b) with respect to the Term A-3 Loans, the Term A-3 Loans Maturity Date and (c) with respect to the Term A-5 Loans, the Term A-5 Loans Maturity Date.

“Maximum Rate” has the meaning specified in Section 10.09.

“Maximum Secured Debt Limit” means, as of any date of computation thereof, an amount equal to the greater of (a) $27,278,000,000 and (b) 100% of Consolidated EBITDA, determined as of the last day of the most recently completed four consecutive fiscal quarters of the Borrower prior to such date of computation for which financial statements have been delivered pursuant to Section 6.01.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of the Acquisition Signing Date, among the Borrower, the Target and certain subsidiaries of the foregoing, as amended, restated or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Accepting Lender” has the meaning specified in Section 2.16(c).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit C.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent in its reasonable discretion (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“November 2018 Credit Agreement” means the Credit Agreement, dated as of November 5, 2018, among the Borrower, Bank of America, N.A., as administrative agent, and the other parties thereto.

“November 2019 Credit Agreement” means the Credit Agreement, dated as of November 4, 2019, among the Borrower, Bank of America, N.A., as administrative agent, and the other parties thereto.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate of formation or organization, limited liability company agreement or operating agreement or other applicable governing agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, exempted limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Amendment” means an amendment to this Agreement and, if applicable, the other Loan Documents effected in connection with a Loan Modification Offer pursuant to Section 2.16, applicable to all, or any portion of, the Loans and/or Commitments of any Facility of the Accepting Lenders providing for (a) an extension of a maturity date with respect to the Loans and/or Commitments of the Accepting Lenders, (b) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (c) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders, (d) any change to the call protection with respect to the Loans and/or Commitments of the Accepting Lenders, and/or (e) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer or also added for the benefit of any Loans and/or Commitments of any Facility remaining outstanding after the issuance or incurrence of such Loans and/or Commitments (it being understood that no consent shall be required by the Administrative Agent or any of the Lenders to provide for such additional covenants or other provisions).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan, within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained by the Borrower or, solely with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate or to which the Borrower or, solely with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate is required to contribute on behalf of any of their respective employees.

“Platform” has the meaning specified in Section 6.02.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and the Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prior Financing Transaction Costs” has the meaning specified in the definition of “Prior Financing Transactions”.

“Prior Financing Transactions” means, collectively, (a) the incurrence of debt for borrowed money (or the establishment of commitments therefor) by the Borrower or its Subsidiaries prior to the date hereof and the use of proceeds thereof, (b) the refinancing, repayment, prepayment, repurchase, retirement or other discharge of any indebtedness for borrowed money (or the termination or replacement of commitments therefor) by the Borrower or its Subsidiaries prior to the date hereof, (c) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing (the “Prior Financing Transaction Costs”).

“Prior Transaction Costs” means, collectively, (a) the CA Transaction Costs, (b) the Symantec Transaction Costs and (c) the Prior Financing Transaction Costs.

“Prior Transactions” means, collectively, (a) the CA Transactions, (b) the Symantec Transactions and (c) the Prior Financing Transactions.

“Public Lender” has the meaning specified in Section 6.02.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Register” has the meaning specified in Section 10.06(c).

“Related Indemnified Person” of an Indemnitee means (i) any Controlling Person or any Affiliate of such Indemnitee, (ii) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or any of its Affiliates and (iii) the respective agents, advisors and representatives of such Indemnitee or any of its Controlling Persons or any of its Affiliates, in the case of this clause (iii), acting at the instructions of such Indemnitee, Controlling Person or such Affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnitee or any of its Controlling Persons or any of its Affiliates engaged to represent or otherwise advise such Indemnitee, Controlling Person or Affiliate in connection with the Transactions is to be deemed to be acting at the instruction of such Person).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, Controlling Persons, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders at such time.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Rescindable Amount” has the meaning specified in Section 9.10.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means any EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury, secretary, controller or other similar officer, manager or a director of a Loan Party, including any individual designated by any of the foregoing officers or directors pursuant to a power of attorney, and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof, and solely for purposes of the delivery of certificates pursuant to Section 4.01(a)(iii), the secretary or any assistant secretary of the applicable Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of the applicable Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Sanction(s)” means any economic sanction administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other applicable sanctions authority.

“Sanctioned Person” means an individual or entity that is or is owned or controlled by any individuals or entities that are (a) the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or (c) located, organized or resident in a Designated Jurisdiction.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Managing Agents” means each institution expressly identified as a senior managing agent on the cover hereto, each in their capacity as senior managing agents.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Solvent” means (a) the Fair Market Value of the assets of the Borrower and the Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (b) the Present Fair Saleable Value of the assets of the Borrower and the Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (c) the Borrower and the Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by the Borrower and the Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity and (d) for the period from the date hereof through the Latest Maturity Date, the Borrower and the Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and the Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

“Specified Merger Agreement Representations” such of the representations and warranties made by Target with respect to Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliate) has the right (taking into account any applicable cure provisions) to terminate the Borrower’s (and/or its) obligations under the Merger Agreement or the right to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Merger Agreement.

“Specified Representations” means the representations and warranties with respect to Borrower set forth in Section 5.01(a), Section 5.01(b)(ii)(A), Section 5.02(a) and Section 5.04, in each case related to the entering into, borrowing under and performance of the Loan Documents, and in Section 5.09, Section 5.11(c) and Section 5.13.

“Specified Transaction” means, with respect to any period, any investment, acquisition (including the Transactions and the applicable Prior Transactions), sale or other disposition or transfer of assets, equity issuance, incurrence or repayment of Indebtedness (including the Transactions and the applicable Prior Transactions), dividend or other distribution with respect to any Equity Interests or purchase, redemption, or termination of any Equity Interests, in each case, to the extent the Borrower or its Subsidiaries pay or receive cash or other assets with a fair market value equal to or greater than the Threshold Amount (as determined by the Borrower in good faith upon the consummation thereof) in connection with such transaction.

“Subject Person” has the meaning specified in the definition of “Change of Control”.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, exempted or limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Successor Borrower” has the meaning specified in Section 7.02.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Symantec Acquisition” means the acquisition of the Purchased Assets pursuant to (and as defined in) the Asset Purchase Agreement, dated as of August 8, 2019, among the Borrower and Symantec Corporation, a Delaware corporation.

“Symantec Transaction Costs” has the meaning specified in the definition of “Symantec Transactions”.

“Symantec Transactions” means, collectively, (a) the Symantec Acquisition, (b) the funding of the loans on each “funding date” under, and the consummation of the other transactions contemplated by, the November 2019 Credit Agreement, (c) the purchase, repayment, refinancing, redemption or satisfaction and discharge of the outstanding (x) 5.375% Senior Notes due 2019 issued by CA, Inc., a subsidiary of the Borrower, and (y) 2.375% Senior Notes due 2020 issued by Broadcom Corporation, a California corporation, in whole or in part, (d) the consummation of any other transactions in connection with the foregoing, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing (the “Symantec Transaction Costs”).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” means VMware, Inc., a Delaware corporation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-2 Commitments” means, as to each Term A-2 Lender, the commitment of such Term A-2 Lender to make a Term A-2 Loan hereunder on the Funding Date, expressed as an amount representing the maximum principal amount of the Term A-2 Loan to be made by such Term A-2 Lender hereunder as set forth on Schedule 2.01(a)(i) under the heading “Term A-2 Commitment”.  On the Effective Date, the initial aggregate amount of initial Term A-2 Commitments with respect to the Term A-2 Loans was $10,695,312,500.

“Term A-2 Facility” means the Term A-2 Commitments and the Term A-2 Loans.

“Term A-2 Lender” means any Lender listed on Schedule 2.01(a)(i) with a Term A-2 Commitment, any other Person that shall become a party hereto pursuant to an Assignment and Assumption that holds a Term A-2 Commitment or a Term A-2 Loan and any other Person that shall have become a party hereto pursuant to an Incremental Facility Amendment in accordance with Section 2.17 with respect to the Term A-2 Facility, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term A-2 Loan” means a Loan made by a Term A-2 Lender pursuant to Section 2.01(a)(i).

“Term A-2 Loans Maturity Date” means the later of (a) the date that is two (2) years after the Funding Date and (b) if maturity is extended pursuant to Section 2.16, such extended maturity date as determined pursuant to such Section; provided that if such date is not a Business Day, the Term A-2 Loans Maturity Date shall be the next preceding Business Day.

“Term A-3 Commitments” means, as to each Term A-3 Lender, the commitment of such Term A-3 Lender to make a Term A-3 Loan hereunder on the Funding Date, expressed as an amount representing the maximum principal amount of the Term A-3 Loan to be made by such Term A-3 Lender hereunder as set forth on Schedule 2.01(a)(ii) under the heading “Term A-3 Commitment”.  On the Effective Date, the initial aggregate amount of initial Term A-3 Commitments with respect to the Term A-3 Loans was $10,695,312,500.

“Term A-3 Facility” means the Term A-3 Commitments and the Term A-3 Loans.

“Term A-3 Lender” means any Lender listed on Schedule 2.01(a)(ii) with a Term A-3 Commitment, any other Person that shall become a party hereto pursuant to an Assignment and Assumption that holds a Term A-3 Commitment or a Term A-3 Loan and any other Person that shall have become a party hereto pursuant to an Incremental Facility Amendment in accordance with Section 2.17 with respect to the Term A-3 Facility, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term A-3 Loan” means a Loan made by a Term A-3 Lender pursuant to Section 2.01(a)(ii).

“Term A-3 Loans Maturity Date” means the later of (a) the date that is three (3) years after the Funding Date and (b) if maturity is extended pursuant to Section 2.16, such extended maturity date as determined pursuant to such Section; provided that if such date is not a Business Day, the Term A-3 Loans Maturity Date shall be the next preceding Business Day.

“Term A-5 Commitments” means, as to each Term A-5 Lender, the commitment of such Term A-5 Lender to make a Term A-5 Loan hereunder on the Funding Date, expressed as an amount representing the maximum principal amount of the Term A-5 Loan to be made by such Term A-5 Lender hereunder as set forth on Schedule 2.01(a)(iii) under the heading “Term A-5 Commitment”.  On the Effective Date, the initial aggregate amount of initial Term A-5 Commitments with respect to the Term A-5 Loans was $7,000,000,000.

“Term A-5 Facility” means the Term A-5 Commitments and the Term A-5 Loans.

“Term A-5 Lender” means any Lender listed on Schedule 2.01(a)(iii) with a Term A-5 Commitment, any other Person that shall become a party hereto pursuant to an Assignment and Assumption that holds a Term A-5 Commitment or a Term A-5 Loan and any other Person that shall have become a party hereto pursuant to an Incremental Facility Amendment in accordance with Section 2.17 with respect to the Term A-5 Facility, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term A-5 Loan” means a Loan made by a Term A-5 Lender pursuant to Section 2.01(a)(iii).

“Term A-5 Loans Maturity Date” means the later of (a) the date that is five (5) years after the Funding Date and (b) if maturity is extended pursuant to Section 2.16, such extended maturity date as determined pursuant to such Section; provided that if such date is not a Business Day, the Term A-5 Loans Maturity Date shall be the next preceding Business Day.

“Term Loans” means the Term A-2 Loans, Term A-3 Loans and the Term A-5 Loans.

“Term SOFR” means:

(a)          for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b)          for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto for such term;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR.”

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent in its reasonable discretion) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent in consultation with the Borrower from time to time).

“Termination Date” means the date on which all Commitments are terminated in full pursuant to Section 2.06.

“Threshold Amount” means $2,000,000,000.

“Total Credit Exposure” means, as to any Lender at any time, (a) prior to the Termination Date, the aggregate outstanding principal amount of Commitments of such Lender at such time and (b) on and after the Termination Date, the aggregate outstanding principal amount of Loans of such Lender at such time.

“Transaction Costs” has the meaning specified in the definition of “Transactions.”

“Transactions” means, collectively, (a) the Acquisition, (b) the funding of the Loans on the Funding Date, (c) the repayment and refinancing of existing term loan and revolving credit facilities of the Target and its subsidiaries, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing (the “Transaction Costs”).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means (i) an unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of, and related statements of operations and cash flows of the Borrower and its consolidated subsidiaries for, each fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of the Borrower and its consolidated subsidiaries, subsequent to the last fiscal year reflected in the Audited Financial Statements and ended at least 45 days before the Funding Date together with the consolidated balance sheet and related statements of operations and cash flows for the corresponding portion of the previous year (subject, in the case of this clause (i), to normal year-end adjustments and the absence of footnotes) and (ii) an unaudited condensed consolidated balance sheet for the Target as at the end of, and related statements of income and cash flows for the Target for, each fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of Target subsequent to the last fiscal year reflected in the Audited Financial Statements and ended at least 45 days before the Funding Date (subject, in the case of this clause (ii), to normal year-end adjustments and the absence of footnotes); provided that the filing with the SEC of such Exchange Act reports or filings containing such financial statements by the Borrower or the Target with respect to the relevant period shall satisfy the foregoing requirements.  The Arrangers hereby acknowledge receipt of the unaudited financial statements required pursuant to clause (i) of this definition, for the fiscal quarters ended January 29, 2023 and April 30, 2023 and, pursuant to clause (ii) of this definition, for the fiscal quarter ended May 5, 2023.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors or managers of such Person (or, if such Person is a partnership, the Board of Directors or other governing body of the general partner of such Person).

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02    Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03       Accounting Terms.

(a)     Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and the Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  For purposes of determining compliance with the covenant set forth in Section 7.03 or availability of any basket contained in this Agreement, the Consolidated Interest Coverage Ratio and/or Consolidated EBITDA shall be calculated on a pro forma basis to give effect to all Specified Transactions (and all Indebtedness incurred or repaid in connection therewith) that have been made during the applicable period of measurement or (other than actual compliance with the financial covenant set forth in Section 7.03) subsequent to such period and prior to or simultaneously with the event for which the calculation is made, including any acquisition or disposition outside the ordinary course of business, including any discontinued operations outside the ordinary course (provided that if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations only when and to the extent such operations are actually disposed of).

(b)     Changes in GAAP.  If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)   Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and the Subsidiaries or to the determination of any amount for the Borrower and the Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04       Rounding; Exchange Rates.

(a)     Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(b)     Notwithstanding anything to the contrary set forth herein, no Default or Event of Default shall arise as a result of any limitation or threshold set forth in this Agreement being exceeded solely as a result of changes in currency exchange rates.

1.05    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06      Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance, except as otherwise specified herein, shall extend to the immediately succeeding Business Day.

1.07      Interest Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II.
 THE COMMITMENTS AND BORROWINGS

2.01       Loans.

(a)     Subject solely to the satisfaction (or waiver in accordance with Section 10.01) of the Funding Conditions:

(i)           each Term A-2 Lender severally agrees to make a loan to the Borrower in Dollars in a single drawing on the Funding Date, in an aggregate amount (i) in accordance with its Applicable Commitment Percentage of the Term A-2 Facility on the Funding Date and (ii) not to exceed such Lender’s Term A-2 Commitment (prior to giving effect to the making of such loan),

(ii)          each Term A-3 Lender severally agrees to make a loan to the Borrower in Dollars in a single drawing on the Funding Date, in an aggregate amount (i) in accordance with its Applicable Commitment Percentage of the Term A-3 Facility on the Funding Date and (ii) not to exceed such Lender’s Term A-3 Commitment (prior to giving effect to the making of such loan), and

(iii)         each Term A-5 Lender severally agrees to make a loan to the Borrower in Dollars in a single drawing on the Funding Date, in an aggregate amount (i) in accordance with its Applicable Commitment Percentage of the Term A-5 Facility on the Funding Date and (ii) not to exceed such Lender’s Term A-5 Commitment (prior to giving effect to the making of such loan).

(b)   Any Person may, at the election of the Borrower upon notice by the Borrower to the Administrative Agent (email being sufficient), become a Lender hereunder by delivering an executed counterpart to this Agreement on or prior to the date that is fifteen (15) Business Days after the Funding Date (each such Person, a “Joining Lender”, and the date of any such joinder, a “Joinder Date”); provided, the identity of such Person shall be reasonably satisfactory to the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).  Upon becoming a Joining Lender, such Joining Lender severally agrees to make a Term A-2 Loan, a Term A-3 Loan and a Term A-5 Loan to the Borrower in Dollars, each in a single drawing on the applicable Joinder Date, in an aggregate amount (for all Joining Lenders) not to exceed $2,000,000,000 (allocated among the Facilities as mutually agreed between the Borrower and the Joining Lenders) (the “Joinder Increase”).  In furtherance of the foregoing, the Borrower, the Lenders and the Joining Lender hereby agree that:

(i)         each of the Term A-2 Loan, Term A-3 Loan and Term A-5 Loan provided by the Joining Lender on the applicable Joinder Date shall constitute a single class with, and shall have terms and conditions identical to (including as to the Type (or Types), Term SOFR and initial Interest Period (or initial Interest Periods), but other than with respect to fees), the Term A-2 Loans, Term A-3 Loans and Term A-5 Loans, respectively initially borrowed on the Funding Date, with interest on such Loans of such Joining Lender accruing from and after such Joinder Date,

(ii)        each of the Term A-2 Loan, Term A-3 Loan and Term A-5 Loan provided by the Joining Lender on the applicable Joinder Date are intended to be fungible (for tax purposes and otherwise) with all other Term A-2 Loans, Term A-3 Loans and Term A-5 Loans, respectively, borrowed on the Funding Date, and

(iii)       immediately upon the effectiveness of a Joinder Increase, (a) each Joining Lender shall be a “Term A-2 Lender”, “Term A-3 Lender” and/or “Term A-5 Lender”, as applicable, and a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms hereof and thereof and shall perform all of the obligations and have all of the rights of a Lender hereunder and thereunder and (b) the Term A-2 Loan, Term A-3 Loan and Term A-5 Loan provided by the Joining Lender on the applicable Joinder Date shall constitute “Term A-2 Loans”, “Term A-3 Loans” and “Term A-5 Loans”, respectively, for all purposes of the Credit Agreement and the other Loan Documents.

Notwithstanding the foregoing and for the avoidance of doubt, the Borrower and Lenders hereby agree that neither the consummation of a Joinder Increase nor the establishment of commitments therefor shall constitute a condition precedent to the occurrence of the Effective Date or the Funding Date.

(c)      Amounts borrowed under this Section 2.01 and paid or prepaid may not be reborrowed.  Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02       Borrowings, Conversions and Continuations of Loans.

(a)      Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice; provided, further, that any Loan Notice delivered in connection with a Borrowing to be made on the Funding Date may be subject to and conditioned upon the occurrence of the Funding Date.  Each such Loan Notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans; provided that, with respect to an initial request for Borrowings of Term SOFR Loans to be funded on the Funding Date, the Loan Notice shall be delivered not later than 7:00 a.m., two Business Days prior to the Funding Date and (ii) 10:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Term SOFR Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation of Term SOFR Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not such other requested Interest Period has been consented to by all the Lenders and the Administrative Agent.  Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)     Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each relevant Lender of the amount of its Applicable Commitment Percentage (and/or, if applicable, its Applicable Loan Percentage) under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each relevant Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office on the Business Day specified in the applicable Loan Notice not later than (i) in the case of Term SOFR Loans, 11:00 a.m., and (ii) in the case of Base Rate Loans, 12:00 p.m. Upon satisfaction or waiver of (i) in the case of any Borrowing of Term Loans (other than conversions or continuations thereof), the Funding Conditions or (ii) in the case of any Borrowing of Incremental Term Loans (other than conversions or continuations thereof), the conditions set forth in the applicable Incremental Facility Amendment, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either, at the Borrower’s option, by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)      Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d)     The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)     After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twenty Interest Periods (or such greater number as may be agreed to by the Administrative Agent) in effect with respect to Loans.

(f)      Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g)     With respect to SOFR or Term SOFR, the Administrative Agent and the Borrower will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective upon execution thereof by the Administrative Agent and the Borrower without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

2.03       [Reserved].

2.04       [Reserved].

2.05     Prepayments.  The Borrower may, upon delivery of a Notice of Loan Prepayment to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under any Facility in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to any date of prepayment of Term SOFR Loans and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the Facility (or Facilities) to be prepaid and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender under the applicable Facility of its receipt of each such notice, and of the amount of such Lender’s Applicable Loan Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, so long as the Administrative Agent is notified prior to the prepayment date, a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders under the applicable Facility in accordance with their respective Applicable Loan Percentages.  Notwithstanding anything to contrary and for the avoidance of doubt, the provisions of this Section 2.05 shall permit any prepayment of Loans on a Facility by Facility basis and on a non-pro rata basis across Facilities (but not within a single Facility), in each case, as selected by the Borrower in its sole discretion.

2.06       Termination or Reduction of Commitments.

(a)      Optional.  The Borrower may permanently reduce the Commitments of any Facility in whole, or in part ratably (except as provided in Section 10.13) among the Lenders of the applicable Facility by giving the Administrative Agent notice of such reduction not later than 11:00 a.m. on any Business Day, which notice shall specify the Commitments to be reduced and the amount of any such reduction; provided that (a) any such partial reduction shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof per Facility and (b) a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of such termination) if such condition is not satisfied.  Notwithstanding anything to contrary and for the avoidance of doubt, the provisions of this Section 2.06 shall permit any reduction or termination of Commitments on a Facility by Facility basis and on a non-pro rata basis across Facilities (but not within a single Facility), in each case, as selected by the Borrower in its sole discretion.

(b)    Mandatory.  The Term A-2 Commitments, the Term A-3 Commitments and the Term A-5 Commitments shall be automatically and permanently reduced to zero upon the borrowing of the Term A-2 Loans, Term A-3 Loans and Term A-5 Loans on the Funding Date.  In the event that the Funding Date shall not have occurred on or prior to the Commitments Termination Date, each Lender’s Term A-2 Commitments, Term A-3 Commitments and Term A-5 Commitments shall automatically terminate at 11:59:59 p.m. on the Commitments Termination Date.  Upon such termination pursuant to the preceding sentence, no Lender shall have any further obligation to make any Term A-2 Loans, Term A-3 Loans or Term A-5 Loans hereunder.

2.07       Repayment of Loans.

(a)     The Borrower shall repay to the Administrative Agent for the ratable account of the Term A-2 Lenders on the Term A-2 Loans Maturity Date, the aggregate principal amount of Term A-2 Loans that remains outstanding on such date, together with, in each case in this clause (a), all accrued and unpaid interest on the principal amount so paid to but excluding the date of such repayment.

(b)     The Borrower shall repay to the Administrative Agent for the ratable account of the Term A-3 Lenders on the Term A-3 Loans Maturity Date, the aggregate principal amount of Term A-3 Loans that remains outstanding on such date, together with, in each case in this clause (b), all accrued and unpaid interest on the principal amount so paid to but excluding the date of such repayment.

(c)     The Borrower shall repay to the Administrative Agent for the ratable account of the Term A-5 Lenders on the Term A-5 Loans Maturity Date, the aggregate principal amount of Term A‑5 Loans that remains outstanding on such date, together with, in each case in this clause (c), all accrued and unpaid interest on the principal amount so paid to but excluding the date of such repayment.

2.08       Interest.

(a)     Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b)     If any amount (including principal of any Loan, interest, fees or any other amount) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)      Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09      Fees.  The Borrower shall pay to the Administrative Agent, in Dollars, administrative agency fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10      Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11      Evidence of Debt.  The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Facility, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12       Payments Generally; Administrative Agent’s Clawback.

(a)      General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder (excluding, for the avoidance of doubt, in respect of fees) shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein.  The Administrative Agent will promptly distribute to each such Lender its Applicable Loan Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue as if received at 11:00 a.m. on such succeeding Business Day. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)      (1)        Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of such Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)     Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)     Obligations of Lenders Several.  The obligations of the Lenders hereunder are several and not joint, and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)      Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13      Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (including the Borrower or any Affiliate thereof).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14       [Reserved].

2.15       Defaulting Lenders.

(a)    Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)       Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, and (y) such Loans were made at a time when the Funding Conditions (or, if such Borrowing is a Borrowing of Incremental Term Loans, the conditions set forth in relevant Incremental Facility Amendment), were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are funded by the Lenders pro rata in accordance with the Commitments hereunder as in effect on the Funding Date (before giving effect to the borrowing of Loans on such date, but after giving effect to any assignments of Loans thereafter).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)     Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with the Commitments hereunder as in effect on the Funding Date (before giving effect to the borrowing of Loans on such date, but after giving effect to any assignments of Loans thereafter), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16         Loan Modification Offers.

(a)          At any time after the Funding Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Facilities (each Facility subject to such a Loan Modification Offer, an “Affected Facility”) to effect one or more Permitted Amendments relating to such Affected Facility pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit conversions, cashless rollovers and exchanges by Lenders and other repayments and reborrowings of Loans of Accepting Lenders or Non-Accepting Lenders replaced in accordance with Section 10.13).  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective.  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Facility as to which such Lender’s acceptance has been made.

(b)          A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, authorizing resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.16, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Facility” of loans and/or commitments hereunder.

(c)          If, in connection with any proposed Loan Modification Offer, any Lender does not consent to such Loan Modification Offer on the terms or by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and such Non-Accepting Lender, replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Facility to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (i) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (ii) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Facility assigned by it pursuant to this Section 2.16, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (iii) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.06(b)(v).

(d)          No rollover, conversion or exchange (or other repayment or termination) of Loans or Commitments pursuant to any Loan Modification Agreement in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e)          Notwithstanding anything to the contrary, this Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.17       Incremental Term Loans.

(a)      Request for Increase.  Upon notice to the Administrative Agent or the Incremental Arranger, the Borrower may, from time to time, request one or more additional Facilities of term loans or additional term loans of the same Facility as any existing Term Loans (“Incremental Term Loans”); provided that (i) the Consolidated Interest Coverage Ratio, calculated on a pro forma basis, after giving effect to the incurrence of such Incremental Term Loans and the use of proceeds thereof, shall not be less than 2.00:1.00 for the most recently completed four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.01, (ii) any such request for an increase shall be in a minimum amount of $10,000,000, (iii) the interest rate, maturity and amortization schedule for any new Facility of Incremental Term Loans shall be determined by the Borrower and the applicable Lenders under such Facility, (iv) except with respect to items in clauses (iii) and (v) of this Section 2.17(a) and Section 2.17(e) below, Incremental Term Loans shall be on terms and subject to conditions and pursuant to documentation to be determined by the Borrower and the applicable lenders under such Facility; provided that, to the extent such terms and documentation are not consistent with the Term Loans (except to the extent permitted by clause (iii) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Incremental Term Loan, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant or other covenant is (1) also added for the benefit of all existing Loans or (2) only applicable after the Latest Maturity Date), (v) such Incremental Term Loans may be provided in any currency as mutually agreed among the Administrative Agent, the Borrower and the applicable lenders under such Facility and (vi) the identity of the lenders under such Facility, if such lenders are not a Lender, an Affiliate of a Lender or an Approved Fund as of immediately prior to the execution of the Incremental Facility Amendment, shall be reasonably satisfactory to the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

(b)     Lender Elections to Increase.  If the Borrower elects to offer participation in such Incremental Term Loans to Lenders under a particular Facility, a notice shall be sent to each relevant Lender and, at the time of sending such notice, the Borrower (in consultation with the Administrative Agent or the arranger arranging such Incremental Term Loan (the “Incremental Arranger”)) shall specify the time period within which the requested Lenders are requested to respond.  Each requested Lender, acting in its sole and individual discretion, shall notify the Incremental Arranger within such time period whether or not it agrees to provide an Incremental Term Loan, and, if so, whether by an amount equal to, greater than, or less than its relevant Applicable Loan Percentage of such requested Incremental Term Loan.  Any Lender not responding within such time period shall be deemed to have declined to provide a new Incremental Term Loan. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Term Loan and any election to do so shall be in the sole discretion of such Lender.

(c)   Notification by Administrative Agent or Incremental Arranger; Additional Lenders.  The Administrative Agent or the Incremental Arranger shall notify the Borrower and each Lender under the applicable Facility of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Borrower may also invite Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Incremental Arranger, the Administrative Agent and their respective counsels.

(d)      Increase Effective Date and Allocations.  If the Loans under any Facility are increased or a new Facility of term loans is implemented in accordance with this Section, the Incremental Arranger and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or new Facility.  The Incremental Arranger shall promptly notify the Borrower and the applicable Lenders of the final allocation of such increase or new Facility and the Increase Effective Date.

(e)     Conditions to Effectiveness of Increase.  As a condition precedent to any such increase, each Loan Party shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, to the extent modified by any materiality or Material Adverse Effect standard, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, to the extent modified by any materiality or Material Adverse Effect standard, in all respects) as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (2) no Default exists.

(f)     Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) (including any technical amendments required to effectuate such increase) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and the lenders providing such Incremental Term Loans.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment.  Each Incremental Facility Amendment may, without the consent of any Lender other than the lenders providing the Incremental Term Loans established thereby, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.17, including any amendments necessary, at the election of the Borrower, (i) to treat the applicable Loans and/or Commitments of such Lenders as a new “Facility” of loans and/or commitments hereunder or (ii) make the Incremental Term Loans fungible with the applicable existing Term Loans (including changing the amortization schedule of the applicable existing Loans).

(g)     Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01       Taxes.

(a)     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (2) Any and all payments by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the applicable withholding agent) require the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)          If any applicable withholding agent shall be required by any applicable Laws to withhold or deduct any Taxes from any such payment, then (A) such withholding agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such withholding agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)     Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)     Tax Indemnifications.  (i) The Loan Parties shall, on a joint and several basis, indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Loan Parties shall not be required to compensate any Recipient pursuant to this Section 3.01(c)(i) for any interest, additions to tax or penalties that accrue on and after the date that is 180 days after the date such Recipient first receives written notice from the applicable taxing authority of the specific tax assessment relating to the applicable Indemnified Taxes to the extent that the notification described in the next sentence is not provided within such time period.  Any Recipient claiming indemnity pursuant to this Section 3.01(c)(i) shall notify the Borrower of the imposition of the relevant Indemnified Taxes as soon as practicable after the Recipient becomes aware of such imposition.  A certificate as to the amount of such payment or liability (together with a reasonable explanation thereof) delivered to the Borrower by the Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent demonstrable error.  Each of the Loan Parties shall jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below; provided that, promptly following the written request of a Loan Party after the making of any such payment to the Administrative Agent, the Administrative Agent shall assign to such Loan Party the rights of the Administrative Agent pursuant to Section 3.01(c)(ii) below against such Lender with respect to the amount paid by such Loan Party (other than any setoff rights against such Lender).

(ii)        Each Lender shall severally indemnify, and shall make payment in respect thereof within 10 days after written demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Loan Parties in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to any Lender by the Administrative Agent or a Loan Party, as applicable, shall be conclusive absent demonstrable error.  Each Lender hereby authorizes the Administrative Agent and the Loan Parties to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent or the Loan Parties under this clause (ii).

(d)      Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)      Status of Lenders; Tax Documentation.  (3) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to any payment made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times and in the manner prescribed by applicable Law or such other time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding or information reporting requirements).  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall only be required to the extent the relevant Recipient is legally eligible to do so.

(ii)          Without limiting the generality of the foregoing,

(A)       any Lender that is a U.S. Person (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, is owned by a U.S. Person) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter as required by applicable Law or upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 (or any successor form) certifying that such Lender (or such U.S. Person, as applicable) is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter as required by applicable Law or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) eligible for the benefits of an income tax treaty to which the United States is a party, an executed IRS Form W-8BEN-E (or W-8BEN, as applicable) (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the applicable portion(s) of such tax treaty;

(II)          an executed IRS Form W-8ECI (or any successor form) with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, with respect to such owner);

(III)          in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender (or such owner, as applicable) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that interest payments on the Loans are not effectively connected with the conduct of a U.S. trade or business by such Foreign Lender (or such owner, as applicable) (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN-E (or W-8BEN, as applicable) (or successor form); or

(IV)          to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) is not the beneficial owner of such payments, an executed IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable) (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of such direct and indirect partner(s);

(C)       any Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed versions of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, if any; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)       The Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) executed originals of either (i) IRS Form W-9 (or any successor form) or (ii) a IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(iii)        Each Recipient agrees that if any documentation it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such documentation or (y) notify the Borrower and the Administrative Agent in writing that (A) such documentation has expired or has become obsolete or inaccurate and (B) such Recipient is legally ineligible to update such documentation.

(iv)         Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(v)        Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f)    Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable, documented out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)    Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Borrowing or to determine or charge interest rates based upon the SOFR or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing, or to make or continue Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the SOFR or Term SOFR component, as applicable, thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03       Inability to Determine Rates.

(a)      If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Term SOFR Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine in good faith that for any reason Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)      Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined in good faith, that:

(i)          adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)      CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark.  For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate.”  Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.  If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04       Increased Costs.

(a)      Increased Costs Generally.  If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)        subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)      impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to materially increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to materially reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b)  of this Section and delivered to the Borrower shall be conclusive absent demonstrable error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)      Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05      Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)      any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)      any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)     any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

other than any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06       Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office.  Each Lender may make any Borrowing to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Borrowing in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable, documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), or if any Lender delivers a notice under Section 3.02 the effect of which would be to suspend such Lender’s obligation to make or continue Term SOFR Loans (or convert Base Rate Loans to Term SOFR Loans) in any currency, the Borrower may replace such Lender, in accordance with the procedures set forth in Section 10.13.

3.07       Survival.  All obligations of the Borrower under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
 CONDITIONS PRECEDENT

4.01       Conditions to Effectiveness.  The occurrence of the Effective Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower (to the extent applicable), each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date):

(i)         executed counterparts of this Agreement from the Borrower, each Lender and the Administrative Agent;

(ii)         Notes executed by the Borrower in favor of each Lender requesting Notes at least three Business Days prior to the Effective Date;

(iii)        a certificate of the Borrower, substantially in the form delivered to the Administrative Agent as a condition to the effectiveness of the January 2021 Credit Agreement (or in such other form reasonably satisfactory to the Administrative Agent), executed by any Responsible Officer of the Borrower, including or attaching the documents referred to in subclause (iv) below;

(iv)         a copy of (A) each Organization Document of the Borrower certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (B) signature and incumbency certificates of the Responsible Officers of the Borrower executing the Loan Documents to which it is a party, (C) resolutions of the Board of Directors and/or similar governing bodies of the Borrower approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (D) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of the Borrower’s jurisdiction of incorporation, organization or formation; and

(v)         a customary written opinion (addressed to the Administrative Agent and the Lenders) of Wachtell, Lipton, Rosen & Katz, special counsel for the Borrower.  The Borrower hereby requests such counsel to deliver such opinion.

(b)     The Administrative Agent and the Arrangers shall have received, at least three Business Days prior to the Effective Date, all documentation and other information about the Borrower that shall have been reasonably requested by the Administrative Agent or an Arranger in writing at least 10 Business Days prior to the Effective Date and that the Administrative Agent or such Arranger reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(c)      The Administrative Agent, the Arrangers and each other party to the Commitment Letter shall have received a notice terminating the Commitment Letter and all commitments of the Commitment Parties (as defined in the Commitment Letter) referenced therein effective upon the Borrower’s receipt of the notice contemplated below from the Administrative Agent confirming the occurrence of the Effective Date.

The occurrence of the Effective Date shall be confirmed by a written notice from the Administrative Agent to the Borrower and the Lenders on the Effective Date, and shall be conclusive evidence of the occurrence thereof.  Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02       Conditions of Borrowings.  The obligation of each Lender to make Loans on the Funding Date is subject only to the occurrence of the Effective Date and to satisfaction (or waiver in accordance with Section 10.01) of the following additional conditions precedent (collectively, the “Funding Conditions”):

(a)     The Acquisition shall have been, or shall substantially concurrently with the funding of the Loans on the Funding Date be, consummated in all material respects in accordance with the terms of the Merger Agreement as may be amended, modified or waived, but without giving effect to any (A) modifications or amendments thereof or (B) waivers by the Borrower thereof to the extent that such modifications, amendments or waivers are materially adverse to the Lenders in their capacities as such, without having first obtained the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that (i) any election pursuant to Section 2.2 of the Merger Agreement (as in effect on the Acquisition Signing Date) will be deemed to not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Required Lenders, (ii) any increase in the aggregate purchase price consideration to be paid under the Merger Agreement will be deemed to not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Required Lenders to the extent that (x) any such increase is not in excess of 10% and/or (y) any such increase in excess of 10% is funded solely with either the cash proceeds of sales of, or other distributions of, the common equity of the Borrower, (iii) any reduction in the aggregate purchase price consideration to be paid under the Merger Agreement will be deemed to not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Required Lenders to the extent that (x) any such reduction is not in excess of 10% and/or (y) any such reduction in excess of 10% shall have been allocated to reduce the Commitments under one or more of the Facilities in accordance with Section 2.06(a) and (iv) any change to the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement (as in effect on the Acquisition Signing Date)) contained in the Merger Agreement shall be deemed to be material and adverse to the Lenders.

(b)     (I) Except as disclosed in (x) any Company SEC Documents filed or furnished by the Target with the SEC on or after January 29, 2021 and publicly available prior to the Acquisition Signing Date (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) Section 4.8 of the Company Disclosure Letter (and any other section or subsection of the Company Disclosure Letter, whether or not an explicit reference or cross-reference to Section 4.8 is made, for which it is reasonably apparent on its face that such information is relevant to Section 4.8 of the Company Disclosure Letter), from January 28, 2022 through the Acquisition Signing Date, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (II) no Company Material Adverse Effect shall have occurred since the Acquisition Signing Date and be continuing (capitalized terms used in this clause (b) but not defined herein shall have the meaning assigned to such terms in the Merger Agreement as in effect on the Acquisition Signing Date); provided, that in the event the Borrower shall have made the election contemplated by and in accordance with Section 2.2 of the Merger Agreement (as in effect on the Acquisition Signing Date), then the conditions set forth in this clause (b) shall be required to be satisfied as of the date of the effectiveness of such election and not as of the Funding Date.

(c)      (i) The Specified Merger Agreement Representations shall be accurate in all material respects on and as of the Funding Date; and (ii) the Specified Representations shall be accurate in all material respects on and as of the Funding Date.

(d)     The Arrangers shall have received (i) the Audited Financial Statements and (ii) the Unaudited Financial Statements.

(e)       The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in the form attached as Exhibit B hereto certifying that the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions to be consummated on such date are Solvent.

(f)     The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(g)     All fees required to be paid to the signatories hereto and their respective affiliates on the Funding Date pursuant to any letter agreement between the Borrower and such signatories (or their respective affiliates) relating to the Commitment Letter, and reasonable out-of-pocket expenses required to be paid on the Funding Date pursuant to the Loan Documents, to the extent invoiced at least three Business Days prior to the Funding Date (except as otherwise reasonably agreed by the Borrower), shall, upon the borrowing under the Facilities on the Funding Date, have been, or will be substantially concurrently, paid by the Borrower (which amounts, for the avoidance of doubt, shall not be netted against Loans funded on the Funding Date). The financial institutions party hereto, which constitute the Majority Initial Lenders (as defined in the Commitment Letter) hereby agree, in consultation with the Borrower, that any Bank Allocation (as defined in the Fee Letter (as defined in the Commitment Letter)) shall be made by each financial institution party to the Commitment Letter (or its affiliates) in its sole discretion.

4.03     Certain Funds Provisions.  During the period from and including the Effective Date to and including 11:59:59 p.m. on the Commitments Termination Date (the “Certain Funds Period”), and notwithstanding (i) that any representation herein or in any other Loan Document made on (1) the Effective Date or (2) the Funding Date (excluding, in the case of clause (2), the Specified Representations and Specified Merger Agreement Representations made as a condition to the Funding Date) was incorrect, (ii) any failure by the Borrower or any of its Subsidiaries to comply with the terms of the Loan Documents or the existence of a Default or Event of Default, (iii) any provision to the contrary in this Agreement or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Commitments, (2) rescind, terminate or cancel this Agreement or exercise any right or remedy or make or enforce any claim under this Agreement or the Notes or that it may otherwise have to the extent to do so would prevent, limit or delay the making of its Loans on the Funding Date, (3) refuse to participate in making its Loan on the Funding Date; provided that the Funding Conditions have been satisfied or waived, or (4) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan on the Funding Date. Notwithstanding anything to the contrary provided herein, (A) the rights and entitlements of the Lenders and the Administrative Agent to refuse to participate in making a Loan on the Funding Date shall not be limited in the event that any Funding Condition is not satisfied (or waived in accordance with Section 10.01) on the Funding Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE V.
 REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as of the Effective Date (other than with respect to Sections 5.11(c) and 5.13) and as of the Funding Date (after giving effect to the Transactions to be consummated on such date) that:

5.01     Existence, Qualification and Power.  The Borrower (a) is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in the relevant jurisdiction), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) (A) execute, deliver and perform its obligations under the Loan Documents (if any) to which it is a party, and (B) consummate the Transactions to be consummated on the Effective Date or the Funding Date, as applicable, and (c) is duly qualified and, as applicable, is licensed and in good standing or similar status (in each case, to the extent such concept exists in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.02       Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or binding upon such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in any case for clauses (b) and (c) where such violations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.03    Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained is necessary or required to be obtained by the Borrower in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, or for the consummation of the Transactions to be consummated on the Effective Date or the Funding Date, as applicable, other than approvals, consents, exemptions, authorizations, actions and notices the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04     Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower party thereto, enforceable against the Borrower in accordance with its terms, except as may be limited by any applicable bankruptcy, administration, administrative receivership, winding-up, insolvency, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), receivership, moratorium or other similar laws affecting creditors’ rights generally, the time barring of claims under applicable statutes of limitation (or equivalent Laws) and by general principles of equity.

5.05       Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its consolidated Subsidiaries or the Target and its consolidated subsidiaries, as applicable, as of the date thereof and their consolidated results of operations or income, as applicable, for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)     The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its consolidated Subsidiaries or the Target and its consolidated subsidiaries, as applicable, as of the date thereof and their results of operations or income, as applicable, for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)     Since the date of the Audited Financial Statements relating to the Borrower’s most recently ended fiscal year, there has been no event or circumstance, either individually or in the aggregate, that has had, or could reasonably be expected to have, a Material Adverse Effect.

5.06      Litigation.  Except with respect to any matters disclosed by the Borrower or any Subsidiary in any filing made under the Exchange Act that is available to the Lenders before the Effective Date or the Funding Date, as applicable, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that (a) seeks to prevent, enjoin or delay the making of any Loan or otherwise calls into question the validity of any Loan Document and as to which there is a reasonable possibility of an adverse decision, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07      Taxes.  The Borrower and the Subsidiaries have filed all U.S. federal, state and local, non-U.S. and other Tax returns and reports required to be filed by them and have paid all U.S. federal, state and local, non-U.S. and other Taxes imposed upon them or their properties, income or assets except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08       ERISA Compliance.

(a)      Except for incidences which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws, and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code, and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS and nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b)    There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction (within the meaning of Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)      Except for incidences which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any of its ERISA Affiliates have any knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; and (iii) neither the Borrower nor any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

5.09       Margin Regulations; Investment Company Act.

(a)      The Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)      The Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10      Compliance with Laws.  The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.11          Sanctions; Anti-Corruption Laws.

(a)      (i) Neither the Borrower nor any Subsidiary is a Sanctioned Person; and (ii) to the knowledge of the Borrower, and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no director, officer, employee or agent of the Borrower or any Subsidiary is a Sanctioned Person.

(b)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, neither the Borrower nor any Subsidiary has, in the past three years, violated any applicable anti-corruption law, such as the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar anti-corruption legislation in other jurisdictions (“Anti-Corruption Laws”), the PATRIOT Act or any applicable Sanctions.

(c)      As of the Funding Date, no Default as a result of a breach of Section 7.04 shall exist, or would exist, from the use of proceeds of the Borrowings on the Funding Date.

5.12      Disclosure.  (a) All written factual information (on or prior to the Funding Date, to the knowledge of the Borrower with respect to the Target and its subsidiaries) (other than projections and other forward-looking materials and information of a general economic or industry specific nature), if any, provided directly or indirectly by the Borrower to the Administrative Agent or the Lenders, in connection with the Transactions, when taken as a whole, was when furnished correct in all material respects and did not contain when furnished any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto); and (b) the projections and other forward-looking information, if any, that have been made available to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Transactions were prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time such financial projections were furnished to the Administrative Agent or the Lenders, it being understood and agreed that projections and other forward-looking information, if any, are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.

5.13       Solvency.  On the Funding Date, immediately after the consummation of the Transactions to be consummated on the Funding Date, the Borrower and the Subsidiaries are, on a consolidated basis, Solvent (after giving effect to the Transactions to be consummated on such date).

ARTICLE VI.
 AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent amounts not yet due), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01       Financial Statements.  Deliver to the Administrative Agent:

(a)     Within 90 days after the end of each fiscal year of the Borrower ending after the date that is 90 days prior to the Funding Date, audited consolidated statements of financial position and audited consolidated statements of operations, stockholders’ equity and cash flows of the Borrower as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant (including the financial covenant described herein) on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied; and

(b)     Within 45 days after the end of each fiscal quarter of the Borrower other than the fourth fiscal quarter of the Borrower’s fiscal year (commencing with the first such fiscal quarter ending after the date that is 45 days prior to the Funding Date), unaudited consolidated statements of financial position and unaudited consolidated statements of operations and cash flows of the Borrower as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial position, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Notwithstanding the foregoing, the obligations in Section 6.01(a) or (b) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the applicable financial statements of any direct or indirect parent of the Borrower; provided that such financial statements contain consolidating information, which shall be presented in a footnote to the applicable financial statements of such direct or indirect parent of the Borrower, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant (including the financial covenant described herein) on a future date or in a future period).

6.02       Certificates; Other Information.  Deliver to the Administrative Agent:

(a)     not later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed certificate signed by the chief executive officer or a Financial Officer of the Borrower (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) beginning with the first full fiscal quarter of the Borrower ending after the Funding Date, setting forth the Consolidated Interest Coverage Ratio as of the most recently ended fiscal quarter included in such financial statements and a reasonably detailed calculation thereof;

(b)     promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements (other than amendments to any registration statement to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent, exhibits to any registration statement and, if applicable, any registration statement filed on Form S-8) which the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c)     promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, on its own behalf or on behalf of any Lender, may from time to time reasonably request in writing.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or paragraph (b) of this Section shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s or the Borrower’s website, (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which the Borrower (or a parent company thereof) publicly files such documents with the SEC.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable for posting, and shall post such Borrower Materials, only on a portion of the Platform not designated “Public Side Information.”

6.03          Notices.  Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, notify the Administrative Agent of the occurrence of any Default or Event of Default.  Each notice pursuant to this Section shall (a) be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto and (b) describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04          Payment of Taxes.  Pay and discharge as the same shall become due and payable, all Taxes imposed upon it, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.05          Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or incorporation except in a transaction not prohibited by Section 7.02, except (other than with respect to the legal existence of the Borrower) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06       Compliance with Laws.

(a)    Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b)     Maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and with applicable Sanctions.

6.07      Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or any Subsidiary, as the case may be.

6.08       Use of Proceeds.  Use the proceeds of the Term Loans, potentially together with a portion of the cash on hand at the Borrower and its Subsidiaries, to (i) finance the Acquisition and provide working capital to the Borrower and its Subsidiaries, (ii) repay or refinance existing indebtedness of the Target and its subsidiaries and (iii) pay the fees and expenses incurred in connection with the Transactions and the foregoing; provided that the Borrower will not use the proceeds of the Borrowings to purchase or carry any margin stock (within the meaning of Regulation U issued by the FRB) or to extend credit to others for the purpose of purchasing or carrying any margin stock, in each case in violation of Regulation U issued by the FRB.

6.09      Inspection Rights.  At any time after the occurrence and during the continuance of a Default, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent amounts not yet due), the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01       Liens.  Create, incur, assume or suffer to exist any Lien securing Indebtedness described under clause (a) of the definition thereof upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)      Liens created under any Loan Document;

(b)     Liens existing on the Effective Date and listed on Schedule 7.01 and any renewals, modifications or extensions thereof, provided that (i) the property covered thereby is not changed other than improvements thereto and proceeds thereof and (ii) the amount secured or benefited thereby is not increased except in connection with any refinancings, refundings, renewals, replacements, modifications or extensions thereof by an amount equal to a premium or other reasonable amount paid, and fees and expenses incurred, in connection with the foregoing, and by an amount equal to any existing commitments unutilized thereunder;

(c)      Liens existing on any property prior to the acquisition thereof by the Borrower or a Subsidiary or existing on property of a Person that becomes a Subsidiary prior to the time such Person becomes a Subsidiary, in each case after the date hereof and, in the case of Liens on the Equity Interests of the Target or on the property, assets or revenue of the Target or any of its subsidiaries, in each case existing on the Funding Date, listed on a supplement to Schedule 7.01 delivered by the Borrower to the Administrative Agent at least one Business Day prior to the Funding Date; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary (other than, with respect to such Person, any replacements of such property and additions and accessions thereto and proceeds and products thereof, after-acquired property of such Person subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall secure only those obligations it secures on the date of acquisition or the date such Person becomes a Subsidiary, as applicable and any refinancings, refundings, renewals, replacements or extensions secured or benefitted thereby;

(d)      [Reserved];

(e)    Liens on any property of any subsidiary of the Borrower in favor of a Loan Party or any subsidiary thereof;

(f)     Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property of the Borrower or any subsidiary thereof, except for accessions to fixed or capital assets covered by such Lien, property financed by such Indebtedness and the proceeds and products thereof; and provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(g)      [Reserved]; and

(h)     Liens securing Indebtedness not expressly permitted by clauses (a) through (g) above; provided that the aggregate principal amount of outstanding Indebtedness described under clause (a) of the definition thereof secured by such other Liens pursuant to this clause (h) does not, at the time of, and after giving effect to the incurrence of such Indebtedness, exceed the Maximum Secured Debt Limit, provided that the Maximum Secured Debt Limit may be exceeded at the time of any refinancing, refunding, renewal, replacement, modifications or extension of any such Indebtedness so long as the aggregate principal amount of such refinancing, refunding, renewal, replacement, modifications or extension does not exceed the amount then outstanding except by an amount equal to a premium or other reasonable amount paid, and accrued and unpaid interest, and fees and expenses incurred in connection with the foregoing.

7.02       Fundamental Changes.  Merge, dissolve, liquidate, or consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(a)     the Borrower may merge or otherwise consolidate with any Person if (i) the Borrower is the surviving Person or (ii) the surviving Person (any such Person, the “Successor Borrower”) (A) shall be an entity incorporated or formed under the laws of the United States, any state thereof or the District of Columbia, Luxembourg or the Cayman Islands and (B) assumes in writing all of the Borrower’s Obligations pursuant to documentation reasonably satisfactory to the Administrative Agent and provides to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, reasonably requested by the Administrative Agent (or any Lender, through the Administrative Agent), with results reasonably satisfactory to the Administrative Agent; and

(b)      any Subsidiary may dissolve, liquidate, merge or otherwise consolidate with or into any Person; provided that if such other Person is the Borrower, such transaction shall comply with clause (a) above.

Upon any consolidation by the Borrower with or merger by the Borrower into any other Person, the successor Person formed by such consolidation or into which the Borrower is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein.

7.03       Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter (commencing with the first full fiscal quarter of the Borrower ending after the Funding Date) of the Borrower to be less than 2.00 to 1.00.

7.04       Use of Proceeds.  Directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Borrowings, or lend, contribute or otherwise make available such proceeds (a) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of applicable Anti-Corruption Laws, (b) for the purpose of funding any activities of or business with any Sanctioned Person, to the extent such activities or business would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, (c) for the purpose of funding any activities of or business in any Designated Jurisdiction, to the extent such activities or business would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (d) in any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of applicable Sanctions or the PATRIOT Act.

ARTICLE VIII.
 EVENTS OF DEFAULT AND REMEDIES

8.01       Events of Default.  Any of the following shall constitute an Event of Default:

(a)      Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.03 or (ii) the Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in Section 6.05(a) (with respect to the Borrower) or Article VII; or

(c)     Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a)  or (b)  above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof from the Administrative Agent to the Borrower; or

(d)          Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, in the case of any representation or warranty qualified by reference to materiality or Material Adverse Effect, in any respect) when made or deemed made and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower; or

(e)      Cross-Default.  Any Loan Party or any subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, after giving effect to any applicable grace period) in respect of any Indebtedness or guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, with the giving of notice if required, (x) such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), (y) an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or (z) such guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement, and it being understood that clause (A) above will apply to any failure to pay any such Indebtedness above the Threshold Amount after it becomes due and payable), (ii) termination events or similar events occurring under any Swap Contract above the Threshold Amount (it being understood that clause (A) above will apply to any failure to make any payment required as a result of any such termination or similar event), (iii) any breach or default that is (I) remedied by the Borrower or the applicable subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans or Commitments pursuant to this Article VIII or (iv) Indebtedness or a guarantee of any Person assumed in connection with the acquisition of such Person to the extent that such Indebtedness or guarantee is repaid, repurchased, prepaid, redeemed or defeased substantially concurrently with such acquisition or as required by the terms thereof as a result of the acquisition of such Person; or

(f)     Insolvency Proceedings, Etc.  (x) Any Loan Party or any Material Subsidiary, pursuant to or within the meaning of any Debtor Relief Law (i) commences proceedings to be adjudicated bankrupt or insolvent, (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Debtor Relief Law, (iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors under any Debtor Relief Law, or (v) generally is not paying its debts as they become due, or (y) a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that (i) is for relief against any Loan Party or any Material Subsidiary, in a proceeding in which any such Loan Party or any such Material Subsidiary is to be adjudicated bankrupt or insolvent, (ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Loan Party or any Material Subsidiary, or for all or substantially all of the property of any such Loan Party of any such Material Subsidiary, or (iii) liquidates any Loan Party or any Material Subsidiary, in each case of this clause (y), which such order or decree is unstayed and in effect for 60 consecutive days; or

(g)    Judgments.  There is entered against any Loan Party or any Material Subsidiary one or more enforceable final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or any judgment creditor shall legally attach or levy upon assets of such Person that are material to the businesses and operations of the Borrower and the Subsidiaries, taken as a whole, to enforce any such judgment; or

(h)      Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of any Loan Document), ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document, except to the extent otherwise permitted hereunder or thereunder; or

(i)     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events, has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j)       Change of Control.  There occurs any Change of Control.

Notwithstanding anything in this Agreement to the contrary, each Lender and the Administrative Agent hereby acknowledge and agree that a restatement of historical financial statements shall not result in a Default hereunder (whether pursuant to Section 5.05 as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or pursuant to Section 6.01 as it relates to delivery requirements for financial statements) to the extent that such restatement does not reveal any material adverse difference in the financial condition, results of operations or cash flows of the Borrower and its Subsidiaries in the previously reported information from actual results reflected in such restatement for any relevant prior period.

8.02       Remedies Upon Event of Default.  Subject to Section 4.03, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)     exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that subject to Section 4.03, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without further act of the Administrative Agent or any Lender.

8.03       Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due or owing), to the Borrower or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01    Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as third party beneficiaries of any such provisions, other than Section 9.06.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03      Exculpatory Provisions.  The Administrative Agent or any Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent or any Arranger, as applicable:

(a)      shall not be subject to any fiduciary duties, regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)     shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent herein or in any other Loan Document;

(d)     shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is an Eligible Assignee.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Competitors.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to, any Disqualified Lender or Competitor.

9.04      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05     Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06       Resignation of Administrative Agent. (a)     The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with (unless an Event of Default under Section 8.01(a) or (f) has occurred and is continuing) the written consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint, with (unless an Event of Default under Section 8.01(a) or (f) has occurred and is continuing) the written consent of the Borrower (not to be unreasonably withheld or delayed), a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)      If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with (unless an Event of Default under Section 8.01(a) or (f) has occurred and is continuing) the written consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)     With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07      Non-Reliance on Administrative Agent, Arrangers, Bookrunners, and Other Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession.  Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, any Co-Syndication Agent, any Co-Documentation Agent, any Arranger, any Bookrunner, any Senior Managing Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, made its own analysis of all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Co-Syndication Agent, any Co-Documentation Agent, any Arranger, any Bookrunner, any Senior Managing Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender represents and warrants, as of the date it becomes a Lender, that (i) it is such Lender’s intention that the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing.  Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08     No Other Duties, Etc.  In addition to the institutions expressly identified on the cover page hereof, each of Credit Suisse Loan Funding LLC, Morgan Stanley Senior Funding, Inc. and Oversea-Chinese Banking Corporation Limited, Los Angeles Agency are senior managing agents in respect of the Facilities.  Anything herein to the contrary notwithstanding, none of the Arrangers, Bookrunners, the Co-Syndication Agents, the Co-Documentation Agents or the Senior Managing Agents listed on the cover page hereof or the institutions identified in the immediately preceding sentence shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10     Recovery of Erroneous Payments.  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.  “Rescindable Amount” shall mean any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) the Borrower has not in fact made such payment, (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed), or (3) the Administrative Agent has for any reason otherwise erroneously made such payment.

ARTICLE X.
MISCELLANEOUS

10.01   Amendments, Etc.  Except as provided in Section 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, the Borrower or the applicable Loan Party which is signatory to the Loan Document subject to amendment, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)      [reserved];

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)      reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)     change Section 8.03 without the written consent of each Lender adversely affected thereby;

(f)       [Reserved]; or

(g)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, technical error or inconsistency without the consent of any Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent, the Borrower (i) to add one or more additional term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

For purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to this Section 10.01), or any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender.

10.02     Notices; Effectiveness; Electronic Communication.

(a)      Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or internationally recognized overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)          if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or internationally recognized overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)      Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent and the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i)  and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)     The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet except to the extent such losses, claims, damages, liabilities or expenses are found to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party by a final and nonappealable judgment of a court of competent jurisdiction; provided that in no event shall any Agent Party have any liability to the Borrower, any other Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct and actual damages).

(d)     Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their its securities for purposes of United States Federal or state securities laws.

(e)     Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify, on a joint and several basis, the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent resulting from the gross negligence, bad faith or willful misconduct of such Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03  No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses.  To the extent the Funding Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements one firm of outside counsel for the Administrative Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions of this Agreement or any other Loan Document and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of one firm of outside counsel for the Administrative Agent and the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest where such of the Administrative Agent and the Lender that is affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of outside counsel for the Administrative Agent or such Lender, as the case may be), and, if necessary, of a single firm of outside local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other outside counsel retained with the prior written consent of the Borrower (not to be unreasonably withheld or delayed)), (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable, documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)      Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Co-Syndication Agents, the Co-Documentation Agents, the Bookrunners, the Arrangers, the Senior Managing Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket fees and expenses (including the fees, charges and disbursements of one firm of outside counsel for the Indemnitees, taken as a whole and, if necessary, of a single firm of outside local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) material to the interests of all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of outside counsel for such Indemnitee)), joint or several, to which any such Indemnitee may become subject to the extent arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the syndication of Commitments hereunder, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions or any other transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, or any director, shareholder or creditor of the foregoing, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related fees or expenses (in the cases of clauses (A) and (B), as determined by a court of competent jurisdiction by final and nonappealable judgment) to have resulted from either (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Person, (B) the material breach of such Indemnitee’s or its Related Indemnified Person’s obligations hereunder or under any other Loan Document or (C) a dispute solely among Indemnitees (other than any claims against any Indemnitee in its capacity as the Administrative Agent, a Co-Syndication Agent, a Co-Documentation Agent, or Bookrunner, Arranger or Senior Managing Agent or any similar role under the Loan Documents) not arising from any act or omission of the Borrower or any Subsidiary or Affiliate of the foregoing.  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)      Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a)  or (b)  of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, and without limiting the obligations of the Borrower to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s ratable share of the aggregate amount of Loans and Commitments outstanding at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s ratable share of the aggregate amount of outstanding Loans and Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)     Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b)  above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)     Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)      Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)      Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans under any Facility at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           [Reserved].

(ii)          Minimum Amounts.

(A)      in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under a particular Facility, (y) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignment) that equal at least the amount specified in paragraph (b)(ii)(B) of this Section in the aggregate, or (z) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)      in any case not described in subsection (b)(ii)(A) of this Section, the aggregate amount of the Commitments and Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the trade date, shall not be less than $50,000,000 or a whole multiple of $10,000,000 in excess thereof unless each of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and, so long as no Event of Default under Section 8.01(a) or (f) has occurred and is continuing, the Borrower (such consent to be provided in the Borrower’s sole discretion) otherwise consents.

(iii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iv)         Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(ii)(B) of this Section and, in addition:

(A)        (x) Until the date that is nine (9) months following the Termination Date, the prior written consent of the Borrower (such consent to be provided in the Borrower’s sole discretion) shall be required for any assignment of Commitments and (y) thereafter, the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless an Event of Default under Section 8.01(a) or (f) with respect to the Borrower has occurred and is continuing at the time of such assignment; provided that the Borrower shall (solely with respect to clause (y)) be deemed to have consented to any such assignment of a Term Loan unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof; and

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(v)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) neither a Non-Accepting Lender nor a Non-Consenting Lender shall be required to execute an Assignment and Assumption and such Assignment and Assumption shall become effective upon execution thereof by the other parties thereto, the payment of the processing and recordation fee (if applicable) and the satisfaction of the other conditions set forth in Section 10.13 and, if applicable, Section 2.16(c).  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(vi)         No Assignment to Certain Persons.  No such assignment shall be made (A) to those Persons separately identified as “disqualified lenders” in a posting to all Lenders (including Public Lenders) on the Platform or another similar electronic system as of the Funding Date (each, together with its Affiliates described in clause (C) below, a “Disqualified Lender”), (B) to those Persons who are competitors of the Borrower that are separately clearly identified by name in writing by the Borrower and posted to all Lenders (including Public Lenders) on the Platform or another similar electronic system from time to time (each, together with its Affiliates described in clause (C) below, a “Competitor”); provided that, notwithstanding anything herein to the contrary, (i) in no event shall being identified as a “Competitor” pursuant to this clause (B) or a Disqualified Lender retroactively disqualify any parties that have previously acquired an assignment hereunder that is otherwise permitted from becoming a Lender and (ii) if the Borrower provides written consent to assignment to an entity identified as a Disqualified Lender or Competitor, such entity will not be considered a Disqualified Lender or Competitor, as applicable, for the purpose of such assignment, (C) to any Affiliate (other than a bona fide debt fund that (I) is an Affiliate of a Person designated pursuant to clause (A) or (B) that is not a bona fide debt fund and (II) is primarily engaged in or that advises funds or other investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course) of a Person identified pursuant to clause (A) or (B) above that is either (x) identified in writing by the Borrower from time to time or (y) clearly identifiable as an Affiliate of such Person on the basis of such Affiliate’s name, (D) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (D), or (E) to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).  It being understood that the Administrative Agent and any Lender may share the list referenced in clauses (A), (B) and (C) above with any Lender or potential Lender at any time in their sole discretion.

(vii)     Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire and fund, as applicable, its full pro rata share of all Loans in accordance with its Applicable Loan Percentage and all Commitments in accordance with its Applicable Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)      Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary.  The Register shall be available for inspection by the Borrower and, with respect to its interests only, any Lender, at the Administrative Agent’s Office, or at the option of the inspector, an office maintained by the Administrative Agent in New York, at any reasonable time and from time to time upon reasonable prior notice.  This Section 10.06(c) and Section 2.11 are intended such that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations).  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(d)      Participations.  Any Lender may at any time (but in the case of any Commitments, only after the Termination Date), without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Disqualified Lender, a Competitor or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents, which register is intended to comply with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the United States Treasury Regulations promulgated thereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Assignments to Affiliated Lenders.  Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to the Affiliated Lenders (and such Affiliated Lenders may contribute the same to the Borrower), subject to the following limitations:

(i)          Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II; provided, however, that the foregoing provisions of this clause will not apply to the Affiliated Debt Funds;

(ii)        for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 10.01), or, subject to the last paragraph of Section 10.01, any plan of reorganization or similar dispositive restructuring plan pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (A) deemed not to be in good faith and (B) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender;

(iii)          the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 10.06 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25.0% of the outstanding principal amount of all Term Loans plus the outstanding principal amount of all term loans made pursuant to any Incremental Term Loan calculated at the time such Loans are purchased (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(iv)          the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto; provided that each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.

Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the aggregate amount of Loans held by any Affiliated Debt Funds shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Required Lenders have taken any actions.

Each Affiliated Lender by its acquisition of any Loans outstanding hereunder will be deemed to have waived any right it may otherwise have had to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such, and will be deemed to have acknowledged and agreed that the Administrative Agent shall have no liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(g)      Assignments to the Borrower.  Assignments of Term Loans under the Term A-2 Facility, Term A-3 Facility or the Term A-5 Facility to the Borrower or any Subsidiary shall be permitted through open market purchases and/or “Dutch auctions”, so long as any offer to purchase or take by assignment (other than through open market purchases which may be consummated with individual Lenders on a non-pro rata basis) by such Person shall have been made to all Lenders under the applicable Facility, so long as (i) no Event of Default has occurred and is continuing and (ii) the Term Loans purchased are immediately cancelled.

(h)      Cancellation / Retirement of Loans.  Upon any contribution of Loans to the Borrower and upon any purchase of Loans by the Borrower or any Subsidiary, (i) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (ii) the Administrative Agent shall record such cancellation or retirement in the Register.

10.07     Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective officers, directors, employees, advisors (including legal counsel), independent auditors, professionals and other experts, agents or representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and any failure of such Persons to comply with this Section 10.07 shall constitute a breach of this Section 10.07 by the Administrative Agent or the relevant Lender, as applicable), (b) to the extent (i) requested or demanded by any regulatory authority having jurisdiction over such Person or its Related Parties, pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel, or otherwise required by applicable law or by any subpoena or similar legal process or (ii) reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of, such Person’s rights under any Loan Document; provided that, (A) in each case, unless prohibited by applicable law or court order, such Person shall, to the extent practicable, promptly notify the Borrower thereof prior to disclosure (other than any such request in connection with an audit or examination conducted by bank accountants or any governmental bank or other regulatory authority exercising examination or regulatory authority) and (B) in the case of clause (ii) only, and at the Borrower’s sole expense, such Person shall use its reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, (c) to any other party hereto, (d) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or any Eligible Assignee invited to be a Lender pursuant to Sections 2.16(c) or 2.17(c) or (ii) any actual or prospective party (or its or its Affiliates’ partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided that such information shall not be shared with any Competitors previously identified to the Administrative Agent and Lenders pursuant to Section 10.06(b)(vi), (e) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to or is independently developed by the Administrative Agent, any Lender or any of their respective Affiliates from a source other than the Borrower that is not to such Lender’s knowledge subject to confidentiality obligations to the Borrower.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.  For purposes of this Section, “Information” means all information received from the Borrower or any subsidiary thereof relating to the Borrower or any subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any subsidiary thereof; provided that, in the case of information received from the Borrower or any subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or its subsidiaries, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

10.08     Right of Setoff.  If an Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits in (a) payroll accounts, (b) health savings accounts, worker’s compensation accounts and other employee benefits accounts, (c) withholding tax accounts and (d) fiduciary or escrow accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party then due and owing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11   Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12    Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13   Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender, Non-Accepting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)      the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)      such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from (or on behalf of) the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)      in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)      such assignment does not conflict with applicable Laws; and

(e)      in the case of an assignment resulting from a Lender becoming a Non-Accepting Lender or a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14     Governing Law; Jurisdiction; Etc.

(a)     GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT (A) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE BORROWER (OR ITS AFFILIATE) HAS THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE THE BORROWER’S (AND/OR ITS) OBLIGATIONS UNDER THE MERGER AGREEMENT OR THE RIGHT TO DECLINE TO CONSUMMATE THE ACQUISITION, (B) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, AND (C) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE MERGER AGREEMENT (AS IN EFFECT ON THE ACQUISITION SIGNING DATE)) AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE MERGER AGREEMENT (AS IN EFFECT ON THE ACQUISITION SIGNING DATE)) HAS OCCURRED, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (AS DEFINED IN THE MERGER AGREEMENT) OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW (AS DEFINED IN THE MERGER AGREEMENT) OF ANY OTHER STATE.

(b)   SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO, OR ANY RELATED PARTY OF THE FOREGOING, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)   WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

10.15    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Co-Syndication Agents, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Co-Syndication Agents, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents and the Lenders, on the other hand, (B) the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Co-Syndication Agent, each Arranger, each Co-Documentation Agent, each Senior Managing Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Co-Syndication Agents, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents or any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Co-Syndication Agents, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, any other Loan Party and their respective Affiliates, and none of the Administrative Agent, the Co-Syndication Agents, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents or any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by Law, each of the Borrower and each other Loan Party hereby agrees not to assert any claims that it may have against the Administrative Agent, the Co-Syndication Agents, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents or any Lender with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    Electronic Execution of Assignments and Certain Other Documents.  This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  The Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.  The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

10.18    USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19     Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower and the other Loan Parties in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower or any other Loan Party in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.20    ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21     Lender ERISA Representation.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)          For purposes of this Section 10.21, the following definitions apply to each of the capitalized terms below:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

10.22     Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE XI.
GUARANTEE

11.01   Guarantors.  Any time after the Effective Date, the Borrower, in consultation with the Administrative Agent, may cause any Domestic Subsidiary of the Borrower and, to the extent reasonably acceptable to the Administrative Agent, any Foreign Subsidiary of the Borrower to guarantee the Obligations of the Borrower under the Loan Documents by delivering to the Administrative Agent customary joinder documentation reasonably acceptable to the Administrative Agent, and pursuant to which such Person shall become a “Guarantor” for all purposes under this Agreement and each other Loan Document and shall be bound by all of the obligations and shall have all of the rights of a “Guarantor” under this Agreement and each other Loan Document including, without limitation, providing the guarantee of the Guaranteed Obligations as set forth in this Article XI.

11.02     Guarantee.  Each Guarantor, upon becoming a Guarantor pursuant to Section 11.01, on a joint and several basis, unconditionally guarantees (the undertaking of each Guarantor contained in this Article XI being a “Guarantee”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such obligations, collectively, being the “Guaranteed Obligations”). Each Guarantee is a guaranty of payment and not of collection.  Each Guarantor, upon becoming a Guarantor pursuant to Section 11.01, agrees that, as between each Guarantor and the Administrative Agent, the Guaranteed Obligations may be declared to be due and payable for purposes of its Guarantee notwithstanding any stay (including any stay imposed by the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding), injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Guaranteed Obligations shall immediately become due and payable by the Guarantors for purposes of its Guarantee. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall, without further action by any Guarantor or any other Person, be automatically limited and reduced to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder invalid and unenforceable or otherwise subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the U.S. Bankruptcy Code or any comparable provisions of any similar federal or state law (including the Uniform Fraudulent Conveyance Act and the Uniform Fraudulent Transfer Act) or subordinated to the claims of other creditors as determined in such proceeding.

11.03    Guaranty Absolute.  Each Guarantor, upon becoming a Guarantor pursuant to Section 11.01, guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of each Guarantor under its Guarantee shall be absolute and unconditional irrespective of:

(a)     any lack of validity, enforceability or genuineness of any provision of any Loan Document, any Guaranteed Obligations or any other agreement or instrument relating thereto;

(b)      any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c)     any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)     any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; or

(e)     any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or the Borrower.

Each Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

11.04     Waivers.

(a)    Each Guarantor, upon becoming a Guarantor pursuant to Section 11.01, waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and its Guarantee and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b)      Each Guarantor, upon becoming a Guarantor pursuant to Section 11.01, irrevocably waives any claims or other rights that it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the obligations of any Guarantor under its Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.  If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full of the Guaranteed Obligations and all other amounts payable under such Guarantor’s Guarantee and the applicable Maturity Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under such Guarantor’s Guarantee, whether matured or unmatured, in accordance with the terms of this Agreement and such Guarantor’s Guarantee, or to be held as collateral for any Guaranteed Obligations or other amounts payable under the Guarantee thereafter arising.  Each Guarantor, upon becoming a Guarantor pursuant to Section 11.01, acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and its Guarantee and that the waiver set forth in this Section 11.04(b) is knowingly made in contemplation of such benefits.

11.05    Continuing Guaranty.  Each Guarantee is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the Guaranteed Obligations (including any and all Guaranteed Obligations which remain outstanding after the applicable Maturity Date) and all other amounts payable under its Guarantee, (ii) be binding upon each Guarantor and its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Lenders and the Administrative Agent and their respective successors, transferees and assigns.

11.06      Release of Guarantors.

(a)    If in compliance with the terms and provisions of this Agreement, any Guarantor ceases to constitute a Subsidiary or all or substantially all of the assets of such Guarantor are sold, exchanged, disposed or otherwise transferred (including through merger, consolidation, liquidation or dissolution), then such Guarantor shall, in the discretion of the Borrower upon notice in writing to the Administrative Agent, automatically be released from its obligations under this Agreement or any other Loan Document, including its Guarantee set forth in this Article XI, and thereafter such Person shall no longer constitute a Guarantor under this Agreement or any other Loan Documents.

(b)     At any time an Event of Default is not continuing, any Guarantors shall, in the discretion of the Borrower upon notice in writing to the Administrative Agent, automatically be released from its obligations under this Agreement or any other Loan Document, including its Guarantee set forth in this Article XI, and thereafter such Person shall no longer constitute a Guarantor under this Agreement or any other Loan Documents.

(c)    At the request of the Borrower, the Administrative Agent shall, at the Borrower’s expense, execute such documents as are reasonably necessary to acknowledge any such release in accordance with this Section 11.06, so long as the Borrower shall have provided the Administrative Agent a certificate, signed by a Responsible Officer of the Borrower, certifying as to satisfaction of the requirements set forth above and the release of such Guarantor’s Guarantee in compliance with this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BROADCOM INC.,
as the Borrower

By:	/s/ Kirsten M. Spears
Name:	Kirsten M. Spears
Title:	Chief Financial Officer and Chief Accounting Officer

[Signature Page to Credit Agreement]

Bank of America, N.A.,
as Administrative Agent

By:	/s/ Kevin L. Ahart
Name:	Kevin L. Ahart
Title:	Vice President

Bank of America, N.A.,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ James Haack
Name:	James Haack
Title:	Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Claire O’Connor
Name:	Claire O’Connor
Title:	Managing Director

[Signature Page to Credit Agreement]

BNP Paribas, as a Lender

By:	/s/ Brendan Heneghan
Name:	Brendan Heneghan
Title:	Director

By:	/s/ Valentin Detry
Name:	Valentin Detry
Title:	Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ Susan Olsen
Name:	Susan Olsen
Title:	Vice President

[Signature Page to Credit Agreement]

HSBC BANK USA, N.A.,
as a Lender

By:	/s/ Aleem Shamji
Name:	Aleem Shamji
Title:	Managing Director

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Pradeep Mehra
Name:	Pradeep Mehra
Title:	Managing Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Daniel Kurtz
Name:	Daniel Kurtz
Title:	Director

[Signature Page to Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Jeff Sullivan
Name:	Jeff Sullivan
Title:	Vice President

By:	/s/ Maurice Kiefer
Name:	Maurice Kiefer
Title:	Vice President

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Executive Director

[Signature Page to Credit Agreement]

MUFG Bank, Ltd.,
as a Lender

By:	/s/ Steve Aronowitz
Name:	Steve Aronowitz
Title:	Managing Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Harsh Grewal
Name:	Harsh Grewal
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Irlen Mak
Name:	Irlen Mak
Title:	Director

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ David Dewar
Name:	David Dewar
Title:	Director

[Signature Page to Credit Agreement]

TRUIST BANK,
as a Lender

By:	/s/ Alfonso Brigham
Name:	Alfonso Brigham
Title:	Director

[Signature Page to Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA,
S.A. NEW YORK BRANCH,
as a Lender

By:	/s/ Brian Crowley
Name:	Brian Crowley
Title:	Managing Director

By:	/s/ Armen Semizian
Name:	Armen Semizian
Title:	Executive Director

[Signature Page to Credit Agreement]

Confidential

BANCO SANTANDER, S.A., NEW YORK BRANCH,
as a Lender

By:	/s/ Andres Barbosa
Name:	Andres Barbosa
Title:	Managing Director

By:	/s/ Arturo Prieto
Name:	Arturo Prieto
Title:	Managing Director

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Dana Kerpsack
Name:	Dana Kerpsack
Title:	Vice President

[Signature Page to Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Lender

By:	/s/ Bernadette Murphy
Name:	Bernadette Murphy
Title:	Managing Director and Authorized Signatory

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Marko Lukin
Name:	Marko Lukin
Title:	Vice President

[Signature Page to Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender

By:	/s/ Cormac Langford
Name:	Cormac Langford
Title:	Director

By:	/s/ Sean Hassett
Name:	Sean Hassett
Title:	Director

[Signature Page to Credit Agreement]